Exhibit B

NATIONAL LAMPOON, INC.

TRANSMITTAL LETTER

This Offer expires at 9:00 p.m. Pacific Time on August 6, 2008 unless the Offer is extended.

INSTRUCTIONS TO TRANSMITTAL LETTER

1.           DEFINED TERMS.  All terms used in this transmittal letter but not defined have the meaning ascribed to them in the Offer, dated July 17, 2008.  Unless the context requires otherwise, references in this transmittal letter to “National Lampoon,” “we,” “us,” “our,” and “ours” mean National Lampoon, Inc. and its subsidiaries.

2.           EXPIRATION DATE.  The Offer expires at 9:00 p.m. Pacific Time on August 6, 2008, unless the Offer is extended.

3.           EXERCISE OF WARRANT(S).  If you intend to exercise your Warrant(s) in accordance with the Offer, you must sign this transmittal letter and send us your Warrant Agreements(s) and good funds in the amount of the Exercise Price.  You are not required to exercise any of your Warrant(s).  If you hold a Warrant granted in conjunction with your purchase of the Series B Convertible Preferred Stock and a Warrant granted in conjunction with your purchase of the Series C Convertible Preferred Stock, you are not required to exercise both Warrants.

4.           DELIVERY OF TRANSMITTAL LETTER.  A signed copy of this transmittal letter, together with your Warrant Agreement(s) and good funds in the amount of the Exercise Price, must be received by us before 9:00 p.m. Pacific Time on August 6, 2008 (or such later date as may apply if the Offer is extended).  The address is:

National Lampoon, Inc.
8228 Sunset Boulevard, Third Floor
Los Angeles, California 90046
Attn:  Daniel S. Laikin

Your election will be effective only upon receipt of this transmittal letter, the Warrant Agreement(s) and good funds in the amount of the Exercise Price by us.  E-mail and voice-mail will NOT be accepted as a valid manner of election.

If you have questions about delivery, you may contact Cora Victoriano at cora@nationallampoon.com or by telephone at (310) 474-5252. You should review the Offer before making your election.

5.           SIGNATURES.  Please sign and date the transmittal letter prior to returning it with your Warrant(s) and the Exercise Price.

6.           REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.  Any questions or requests for assistance, as well as requests for additional copies of the Offer or this transmittal letter may be directed to Daniel S. Laikin at (310) 474-5252.  Copies will be furnished promptly at our expense.

7.           IRREGULARITIES.  We will determine, in our discretion, all questions as to the number of shares subject to Warrants exercised and the validity, form, eligibility (including time of receipt) and acceptance of any exercise of Warrants.  Our determination of these matters will be final and binding on all parties.  We may reject any or all Warrant exercises that we determine are not in appropriate form or that we determine are unlawful to accept.  We may waive any defect or irregularity in any exercise with respect to any Warrants or any Warrant Holder before the expiration of the Offer.  No Warrants will be accepted for exchange until the Warrant Holder exercising the Warrants has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exercise of any Warrants, and no one will be liable for failing to give notice of any defects or irregularities.

8.           CONDITIONAL OR CONTINGENT OFFERS.  We will not accept any alternative, conditional or contingent Warrant exercise.

TRANSMITTAL LETTER

National Lampoon, Inc.
8228 Sunset Boulevard, Third Floor
Los Angeles, California 90046

I have received the Offer, this transmittal letter and the election to exercise the Warrants attached as Annex A.

I acknowledge that:

I, the undersigned, accept the terms and conditions of the Offer and hereby exercise my Warrant(s) by purchasing 10% of the Common Stock covered by the Warrant(s).  I have included the original Warrant Agreement(s) and good funds in the amount of the Exercise Price.

I understand that, upon acceptance by National Lampoon, Inc., the Offer and this transmittal letter will constitute a binding agreement between National Lampoon, Inc. and me.

I understand that, as described in the Offer, I will receive a new Warrant Agreement for the shares of Common Stock I have not purchased and that the new Warrant Agreement will have an expiration date of December 9, 2010.

I acknowledge that National Lampoon, Inc. has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

I agree to all of the terms and conditions of the Offer and have attached a completed copy of Annex A and the Exercise Price.

Dated:  ___________, 2008

(Signature)

(Print Name)

ANNEX A

ELECTION TO EXERCISE WARRANTS

To:  National Lampoon, Inc.

In accordance with the terms of the Offer, I hereby exercise the Warrant(s) listed below:

Name	Warrant No.	Grant Date	Outstanding Shares*

*Outstanding Shares represents the total number of shares for which the Warrant was granted minus any shares previously exercised.

The Exercise Price in the amount of $_______ and the Warrant Agreement are enclosed.

Date:  ____________, 2008

(Signature)

(Print Name)